EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS




                                                                 2003            2002              2001
                                                                 ----            ----              ----

Net Earnings                                                    $851,077        $614,096           $389,075

Dividends Paid                                                 (524,193)       (419,484)          (635,737)
                                                               ---------       ---------          ---------

                                                                $326,884        $122,612        $ (246,662)

Weighted Average Shares Outstanding                               93,239          88,223             81,415

Earnings Per Share of Common Stock                                 $3.51           $1.39            $(3.30)